Exhibit 99.1

May 5, 2009	Edward Vallejo
Vice President, Investor Relations
T: 856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Director, Communications
T: 856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS FIRST QUARTER 2009 RESULTS

•	Operating revenues increase 8.6 percent to $550.2 million

•	Operating Cash Flows increase 66.9 percent

•	Impairment charge of $450.0 million

•	Net loss of $413.1 million

•	Net income of $29.9 million, excluding goodwill impairment charge (a non-GAAP financial measure)

VOORHEES, N.J., May 5, 2009 – American Water Works Company, Inc. (NYSE: AWK), the largest investor-owned U.S. water and wastewater utility company, today reported results for the first quarter ended March 31, 2009. The results of the first quarter reflect the company’s continued successful execution of its strategic plan and its commitment to prudent infrastructure investment and reliable service.

The company reported operating revenues of $550.2 million for the quarter ended March 31, 2009, an 8.6 percent increase or $43.4 million over the same period in 2008. Net income and earnings per share excluding impairment charges net of tax in 2009 and 2008 (a non-GAAP financial measure) rose substantially to $29.9 million, or $0.19 per basic and diluted earnings per common share, compared with earnings of $6.0 million, or $0.04 per share in the first quarter of 2008. The quarters ended March 31, 2009 and 2008 included noncash pretax goodwill impairment charges of $450.0 million and $750.0 million respectively. As a result the company reported net losses of $413.1 million, or $2.58 per share for the quarter ended March 31, 2009 and $732.5 million, or $4.58 per share for the quarter ended March 31, 2008.

“The economic fundamentals of the company continue to improve. We have grown revenues, increased cash flow, and, excluding an impairment charge, grew net income and earnings per share,” said Don Correll, president and CEO of American Water. “However, accounting principles require us to recognize an impairment charge, primarily due to the weakness of the market, which has driven our stock price down even with our excellent results. This noncash impairment charge has not affected our cash

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balances, liquidity or operating cash flows, nor does it affect our business operations. We continue to execute the strategies that have delivered the solid results demonstrated in this first quarter.”

The company’s Regulated Business revenues increased by $47.8 million. This increase in revenues was primarily driven by the first quarter impact of estimated annualized rate awards totaling $218.1 million authorized since the beginning of 2008. During the first quarter, the company received authorizations for additional annualized revenues from general rate case activity of approximately $5.2 million. As of April 30, 2009, the company has general rate cases awaiting final order in ten states that would provide $237.1 million of additional annual revenues, if approved as filed. The extent to which these rate increase requests will be granted by the applicable regulatory agencies will vary.

“Two recent national reports, one by the United States Environmental Protection Agency (EPA) and the other by the American Society of Civil Engineers, illustrate the critical need to invest in water and wastewater infrastructure,” added Correll. “The new EPA report says that capital needs for the nation’s water systems over the 2007-2027 period is $335 billion, up from $277 billion cited in the 2005 report. American Water has continuously worked to upgrade its infrastructure and the recognition of this investment by our regulators means this company can provide the level of service our customers expect.”

The company’s Non-regulated Businesses’ revenues decreased by $3.6 million or 6.0 percent for the first quarter, compared to the same period in 2008. The decrease was primarily attributable to lower revenues in the Contract Operations Group. However, during the first quarter of 2009, American Water’s Homeowner Services Group expanded its Service Line Protection Programs to 16 states from the 15 states it served in 2008.

Operating expenses for the three month period ended March 31, 2009 totaled $885.5 million. Adjusting for 2009 and 2008 first quarter goodwill impairment charges of $450.0 and $750.0 million respectively, operating expenses in the first quarter 2009 increased by $8.3 million over the same period in 2008. This increase was primarily driven by an increase in the Regulated Business expenses of $12.2 million in 2009 related to an increase in depreciation, employee-related and production costs. Pension expense increased for the three months ended March 31, 2009 due to an increase in the amortization of actuarial losses attributable to lower than expected returns on plan assets in 2008 as a result of the decline in the value of equity and debt instruments. The company’s regulated subsidiaries are in the process of applying for deferral of or recognition of these expenses above previously approved levels through rates. The Non-regulated Business segment’s operating expenses decreased by $3.6 million corresponding with its decreased revenues.

Net cash provided by operating activities, for the three months ended March 31, 2009, increased approximately $57.1 million or 66.9 percent to $142.5 million from $85.4 million in the prior year period, showing a continued focus on effective cash management.

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Construction expenditures, for the three months ended March 31, 2009, increased $7.8 million to approximately $196.2 million from $188.4 million in the prior year period, as a result of continued prudent investment in regulated utility plant projects as well as $22.6 million invested year-to-date in a water supply project in Kentucky.

“American Water is on track to meet our long-term plan of $4.0 to $4.5 billion in infrastructure investments over the next five years,” said Correll. “Our decisions on which infrastructure projects to pursue are based on those that are most critical to ensure the health and safety of our customers and meet regulatory requirements.”

During the three months ended March 31, 2009, capital resource requirements were met with internally generated cash, commercial paper issuance, a debt offering, and access to bank credit lines. American Water has access to unsecured revolving credit facilities with aggregate bank commitments of $850.0 million. During the first quarter ended March 31, 2009, American Water successfully completed its public offering of $75 million aggregate principal amount of 8.25 % Senior Monthly Notes due 2038. In April, Pennsylvania American Water closed an agreement to issue $80 million in tax-exempt debt through the Pennsylvania Economic Development Financing Authority. The proceeds from the long-term bond offerings will be used to fund capital investments and reduce short-term debt.

The Board of Director’s declared its fourth consecutive dividend of $0.20 per share on April 30, 2009.

Non-GAAP Financial Measures

This press release includes a presentation of “Net income excluding impairment charges,” “Basic income per common share excluding impairment charge,” “Diluted net income per common share excluding impairment charges,” and “Operating expenses excluding impairment charge.” Each of these items are derived from our consolidated financial information but are not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). The items constitute “non-GAAP financial measures” under Securities and Exchange Commission rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure.

Management believes that the presentation of these adjusted measures is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to an impairment charge, which has been triggered principally by market factors that are largely out of the control of management and do not reflect the day-to-day operations of the company. Moreover, management believes that this presentation facilitates comparisons between the company and other companies in its industry. In preparing operating plans, budgets and forecasts, and in

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assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of impairment charges.

Set forth below are tables that reconcile the non-GAAP financial measures to the most directly comparable GAAP financial measure.

First Quarter 2009 Earnings Conference Call

The first quarter 2009 earnings conference call will take place Wednesday, May 6, 2009, at 9:00 a.m. Eastern Daylight Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s Web site at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through May 13, 2009, by dialing 800-406-7325 (U.S.) and 303-590-3030 (for international callers). The access code for replay is 4058090. The online archive of the webcast will be available through June 3, 2009, by accessing the Investor Relations page of the company’s Web site located at www.amwater.com.

Annual Stockholders Meeting

American Water will hold its Annual Meeting of Stockholders at 10 a.m. Eastern Daylight Time on Friday, May 8, 2009, at The Mansion, 3000 Main Street, Voorhees, New Jersey 08043. Stockholders of record at the close of business on March 16, 2009 are entitled to attend and vote on all matters that properly come before the meeting. Stockholders who wish to attend the annual meeting should contact Investor Relations at 856-566-4005 for an admission card, which is required for entry to the meeting. In addition, the meeting will be webcast live, and archived through June 8, 2009 on the Investor Relations page of the American Water website: www.amwater.com.

About American Water

Founded in 1886, American Water is the largest investor-owned U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs approximately 7,300 dedicated professionals who provide drinking water, wastewater and other related services to approximately 15 million people in 32 states and Ontario, Canada.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as weather conditions, patterns or events, including drought or abnormally high rainfall, changes in general economic, business and financial market conditions, fluctuations in the value of benefit plan assets and liabilities that could increase our costs and funding requirements, changes in laws, governmental regulations and policies, including environmental, health and water quality and

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public utility regulations and policies, the decisions of governmental and regulatory bodies, including decisions to raise or lower rates, the timeliness of regulatory commissions’ actions concerning rates, migration into or out of our service territories, our ability to obtain permits for expansion projects, changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts, the availability of adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations, our ability to successfully acquire and integrate water and wastewater systems that are complementary to our operations and the growth of our business, our ability to manage the expansion of our business, our ability to control operating expenses and to achieve efficiencies in our operations, access to sufficient capital on satisfactory terms, fluctuations in interest rates, restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends, changes in our credit rating, changes in capital requirements, the incurrence of impairment charges, difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions, ability to retain and attract qualified employees, cost overruns relating to improvements or the expansion of our operations, and civil disturbance or terrorist threats or acts or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s business, please refer to the American Water’s SEC filings, including the information in Item 1A – “Risk Factors” in American Water’s Annual Report on Form 10-K for the year ended December 31, 2008.

The Company undertakes no duty to update any forward-looking statement.

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Operations (Unaudited)

In thousands except per share data

	Three Months Ended March 31,
	2009	2008
Operating revenues	$550,170	$506,815

Operating expenses
Operation and maintenance	314,402	311,261
Depreciation and amortization	68,843	63,916
General taxes	52,497	52,066
Gain on sale of assets	(202)	(70)
Impairment charge	450,000	750,000

Total operating expenses, net	885,540	1,177,173

Operating loss	(335,370)	(670,358)

Other income (deductions)
Interest, net	(71,979)	(69,968)
Allowance for other funds used during construction	3,343	2,541
Allowance for borrowed funds used during construction	1,872	1,368
Amortization of debt expense	(1,488)	(1,318)
Other, net	1,114	1,149

Total other income (deductions)	(67,138)	(66,228)

Loss before income taxes	(402,508)	(736,586)
Provision for (benefit from) income taxes	10,571	(4,102)

Net loss	$(413,079)	$(732,484)

Basic loss per common share	$(2.58)	$(4.58)

Diluted loss per common share	$(2.58)	$(4.58)

Average common shares outstanding during the period:
Basic	160,011	160,000

Diluted	160,011	160,000

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American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information
In thousands
	(Unaudited)
	March 31, 2009	December 31, 2008
Cash and cash equivalents	$8,516	$9,542
Other current assets	412,072	408,133
Total property, plant and equipment	10,237,317	10,123,928
Total regulatory and other long-term assets	2,249,339	2,690,215

Total Assets	$12,907,244	$13,231,818

Short-term debt	$645,092	$479,010
Current portion of long-term debt	62,499	175,822
Other current liabilities	461,617	449,928
Long-term debt	4,683,959	4,648,213
Total regulatory and other long-term liabilities	2,466,527	2,460,872
Contributions in aid of construction	922,652	911,415
Total stockholders’ equity	3,664,898	4,106,558

Total Capitalization and Liabilities	$12,907,244	$13,231,818

Operating Expenses Excluding Impairment Charge (A Non-GAAP, Unaudited Number)
In thousands
	Three Months Ended
	March 31,
	2009	2008
Total operating expenses, net	$885,540	$1,177,173
Less: Impairment charge	450,000	750,000

Total operating expenses excluding impairment charge	$435,540	$427,173

Net Income Excluding Impairment Charge (A Non-GAAP, Unaudited Number)
In thousands
	Three Months Ended
	March 31,
	2009	2008
Net loss	$(413,079)	$(732,484)
Add: Impairment charge	450,000	750,000

Net income excluding impairment charge before associated tax benefit	36,921	17,516
Less: Income tax benefit relating to impairment charge	6,976	11,525

Net income excluding impairment charge	$29,945	$5,991

Basic earnings per common share excluding impairment charge:	$0.19	$0.04

Diluted earnings per common share excluding impairment charge:	$0.19	$0.04

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